SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

KOGER EQUITY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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KOGER EQUITY, INC.
225 NE Mizner Boulevard, Suite 200
Boca Raton, Florida 33432
(561) 395-9666

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 21, 2003

Time:	9:00 a.m.

Place:	Boca Raton Marriott 5150 Town Center Circle Boca Raton, Florida

Dear Shareholder:

     At our Annual Meeting, we will ask you:

1.	To elect a board of seven (7) directors to serve for the ensuing year and until their respective successors are elected and qualified; and

2.	To transact any other business that may properly be presented at the Annual Meeting.

     If you were a shareholder of record at the close of business on March 21, 2003, you may vote at the Annual Meeting.

     Enclosed is a copy of the Koger Equity, Inc. Annual Report for the year ended December 31, 2002, which reports financial and other information.

     You may vote your proxy by telephone, the Internet, or you may mark, date, sign and return the enclosed card. Complete voting instructions are printed on the card. An envelope is enclosed for your convenience. No postage is required if mailed in the United States.

By order of the Board of Directors

Thomas J. Crocker Chief Executive Officer

April 17, 2003

INTRODUCTION
ELECTION OF DIRECTORS
INFORMATION ABOUT KOGER EQUITY COMMON STOCK OWNERSHIP
INFORMATION ABOUT DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS
AGGREGATED OPTION EXERCISES DURING 2002 AND YEAR-END OPTION VALUES
REPORT ON EXECUTIVE COMPENSATION FOR 2002 BY THE COMPENSATION COMMITTEE
SHAREHOLDER TOTAL RETURN PERFORMANCE PRESENTATION
CERTAIN RELATIONSHIPS AND TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
OTHER BUSINESS
SHAREHOLDER PROPOSALS AND NOMINATIONS TO THE BOARD
GENERAL
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS CHARTER
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS CHARTER
CODE OF BUSINESS CONDUCT AND ETHICS

KOGER EQUITY, INC.
225 NE Mizner Boulevard, Suite 200
Boca Raton, Florida 33432
(561) 395-9666
_____________________________

PROXY STATEMENT
April 17, 2003
_____________________________

INTRODUCTION

     We sent you this proxy statement and the enclosed proxy card because Koger Equity’s Board of Directors is soliciting your proxy to vote at the 2003 Annual Meeting of Shareholders. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may follow the voting instructions on the enclosed proxy card. In this proxy statement, Koger Equity, Inc. is generally referred to as either “Koger Equity” or the “Company.”

     We will begin sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card on April 21, 2003, to all shareholders entitled to vote. Only those shareholders who owned shares of Koger Equity common stock at the close of business on March 21, 2003, are entitled to vote. On this record date, there were 21,307,636 shares of Koger Equity common stock outstanding. Koger Equity common stock is our only class of voting stock outstanding. We are also sending along with this proxy statement the Koger Equity 2002 Annual Report, which includes our financial statements.

     Each share of Koger Equity common stock that you own entitles you to one vote. The proxy card indicates the number of shares of Koger Equity common stock that you own. In this proxy statement, Koger Equity common stock is sometimes referred to as the “Shares.”

Vote by Proxy

     Whether you plan to attend the Annual Meeting or not, we urge you to vote your proxy by telephone or Internet, or complete, sign, and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

     If you vote by telephone or Internet or properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your Shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your Shares as recommended by the Board for the election of all seven nominees for directors of the Company.

     If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time this proxy statement went to press, we knew of no other matter to be acted on at the Annual Meeting other than the election of directors.

To Revoke a Proxy

     If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

➢	You may vote by telephone or Internet at a later date or send in another proxy card with a later date.

➢	You may notify the Company in writing before the Annual Meeting that you have revoked your proxy.

➢	You may vote in person at the Annual Meeting.

To Vote in Person

     If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. You will complete the ballot at that time and return it to the Inspectors of Election at the door. However, if your Shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the Shares on March 21, 2003, the record date for voting.

Broker Votes

     Under the rules of the New York Stock Exchange, if your broker holds your Shares in its name, the broker will be entitled to vote your Shares for the election of directors even if it does not receive instructions from you. If your broker received instructions from you, it must vote as instructed by you.

Confidential Voting

     We keep all the proxies, ballots and voting tabulations private as a matter of practice. We only let our Inspectors of Election, representatives of Wells Fargo Bank Minnesota, N.A. and certain employees of our independent tabulating agent, Morrow & Co., Inc., examine these documents. The Inspectors of Election will not disclose your vote to management unless it is necessary to meet legal requirements. The Inspectors of Election will, however, forward to management any written comments you make, on the proxy card or elsewhere.

ELECTION OF DIRECTORS

     The Board has nominated seven directors for election at the Annual Meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting and until their successors have been elected and qualified.

     We know of no reason why any nominee may be unable to serve as director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next Annual Meeting of Shareholders.

     The Board of Directors recommends a vote FOR the election of each of the following nominees. If you do not vote for a particular nominee on your proxy card, your vote will not count either for or against the nominee. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the Shares to which the proxy is related FOR the election of the slate of seven directors.

	Principal Occupations	Year First
	For a Period of Five Years or More	Became a
Name	Ended on December 31, 2002	Director	Age

D. Pike Aloian (1)(2)(3)	Currently serves as a Director of Koger Equity, Inc. Mr. Aloian is also a Managing Director of Rothschild Realty Inc. (a real estate investment management and advisory service firm); and a Director of Charter Oak Group, Ltd. (a privately held owner and developer of factory outlet and retail properties). Mr. Aloian is also a Director of EastGroup Properties, Inc. (an industrial real estate investment trust (“REIT”)); Brandywine Realty Trust (an office REIT); Angeles Corporation (a holder of loans to and equity investments in residential real estate); Merritt Properties, LLC (a privately held owner and developer of light industrial buildings); and Advance Realty Group (an office and industrial company)	1993	48

Benjamin C. Bishop, Jr. (1)(2)(3)	Currently serves as a Director of Koger Equity, Inc. Mr. Bishop is the President and the Chairman of the Board of Allen C. Ewing & Co. (an investment banking company). He is a former Director of Grubb & Ellis Company (a national commercial real estate brokerage company); a former Trustee of GMR Properties (a diversified REIT); and a former Director of Cousins Properties, Inc. (an office and retail REIT).	1991	71

	Principal Occupations	Year First
	For a Period of Five Years or More	Became a
Name	Ended on December 31, 2002	Director		Age

Thomas J. Crocker	Currently serves as Chief Executive Officer (since March 1, 2000) and a Director of Koger Equity, Inc. Mr. Crocker is Chief Executive Officer of Crocker Realty Trust, Inc. (a private REIT), and Chief Executive Officer of Crocker & Associates, L. P. (a private real estate limited partnership). Mr. Crocker also serves as a Director of Innkeepers USA Trust (a hotel REIT). Mr. Crocker is the former Chairman and Chief Executive Officer of Crocker Realty Trust, Inc., (a public REIT) and previously served as the Chairman and Chief Executive Officer of Crocker Realty Investors, Inc. (a public REIT). Mr. Crocker is the former Chief Executive Officer of Crocker & Sons, Inc. (a private real estate company)	2000		49

David B. Hiley	Currently serves as a Director of Koger Equity, Inc. Mr. Hiley previously served as Executive Vice President and Chief Financial Officer of Koger Equity, Inc. from April 1, 1998 to March 1, 2000. On January 10, 2003, Mr. Hiley became a Director of Nortek, Inc. (a building materials company).	1993		64
	Mr. Hiley is currently a financial consultant. He was former Managing Director of Berkshire Capital Corporation (an investment banking services firm); a Director and former Senior Executive Vice President of Thomson McKinnon Securities, Inc. (a securities broker-dealer); consultant, Director and former Executive Vice President of Thomson McKinnon, Inc. (a financial services holding company); and former Director of Newcity Communications, Inc. (a communications firm).

Victor A. Hughes, Jr.	Currently serves as Chairman of the Board of Directors of Koger Equity, Inc. and previously served as the Chief Executive Officer (until March 1, 2000). Mr. Hughes is a former President, Chief Financial Officer, Senior Vice President and Assistant Secretary of Koger Equity, Inc. Mr. Hughes is also a former Chairman and Chief Executive Officer of Koger Realty Services, Inc. (a Koger Equity, Inc. related entity and manager of office properties).	1992	67

	Principal Occupations	Year First
	For a Period of Five Years or More	Became a
Name	Ended on December 31, 2002	Director	Age

George F. Staudter (1) (2) (3)	Currently serves as a Director of Koger Equity, Inc. Mr. Staudter is a managerial and financial consultant; Director of T. D. Waterhouse Family of Funds, Inc. (a family of mutual funds); former Director of Waterhouse Investor Services, Inc. (a securities broker-dealer); former President, Chief Executive Officer and Director of Family Steak Houses of Florida, Inc. (a restaurant chain)	1993	71

James C. Teagle	Currently serves as a Director of Koger Equity, Inc. Mr. Teagle is a former President and Chief Operating Officer of Koger Equity, Inc. and has also served the Company as Senior Vice President and Vice President. Mr. Teagle is also a former Director, President and Chief Operating Officer of Koger Realty Services, Inc. (a Koger Equity, Inc. related entity and manager of office properties).	1996	61

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

INFORMATION ABOUT KOGER EQUITY COMMON STOCK OWNERSHIP

Shareholders Owning at Least Five Percent of Koger Equity

     The following table shows, as of December 31, 2002 all persons we know to be “beneficial owners” of more than five percent of the Shares of Koger Equity. This information is based on Schedule 13D or Schedule 13G reports filed with the Securities and Exchange Commission (the “SEC”) by the firm listed in the table below. If you wish, you may obtain these reports from the SEC.

		Number of Shares
Name and Address of Beneficial Owner	Percent of Class	Owned Beneficially (1)

EQSF Advisors, Inc., et. al 767 Third Avenue New York, New York 10017	9.1%	2,103,136 (2)

(1)	“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you “beneficially” own Koger Equity common stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), have (or share) the power to vote the stock, or to sell it, or you have the right to acquire it within 60 days.

(2)	Sole voting power as to 2,090,636 Shares and sole dispositive power as to 2,103,136 Shares.

Stock Owned by Directors and Executive Officers

     The following table shows as of March 3, 2003 the Shares owned beneficially by Koger Equity directors and executive officers. All directors and executive officers as a group own beneficially 11.15% of the Shares of Koger Equity.

Name of Beneficial Owner	Beneficially Owned	Percent of Class

Directors:
D. Pike Aloian	18,526	0.09	%(1)
Benjamin C. Bishop, Jr.	40,782	0.19	%(1)
Thomas J. Crocker	1,033,470	4.70	%(2)
David B. Hiley	154,620	0.72	%(3)
Victor A. Hughes, Jr.	504,904	2.35	%(4)
George F. Staudter	19,654	0.09	%(1)
James C. Teagle	134,939	0.63	%(5)
Executive Officers:
Steven A. Abney	41	0.00%
Christopher L. Becker	133,333	0.62	%(6)
Thomas C. Brockwell	134,755	0.63	%(6)
Robert E. Onisko	402,490	1.86	%(7)

Total Shares Held by All Executive Officers and Directors as a Group (11 persons)	2,577,514	11.21	%(8)

(1)	Includes 4,000 Shares which are subject to presently exercisable options.

(2)	Includes 700,000 Shares which are subject to presently exercisable options.

(3)	Includes 129,000 Shares which are subject to presently exercisable options.

(4)	Includes 180,000 Shares which are subject to presently exercisable options.

(5)	Includes 100,000 Shares which are subject to presently exercisable options. Includes 13,950 Shares owned by spouse.

(6)	Includes 133,333 Shares which are subject to presently exercisable options.

(7)	Includes 300,000 Shares which are subject to presently exercisable options.

(8)	Sole voting and dispositive power as to 2,563,564 Shares, and 13,950 Shares with shared voting and dispositive power. Includes 1,687,666 Shares which are subject to presently exercisable options, or options which are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and greater-than-10% shareholders to file reports with the SEC and the New York Stock Exchange on changes in their beneficial ownership of Koger Equity common stock and to provide Koger Equity with copies of the reports. Based on our review of these reports and of certifications furnished to us, we believe that all of these reporting persons complied with their filing requirements for 2002.

INFORMATION ABOUT DIRECTORS

The Board of Directors

     The Board of Directors oversees the business and affairs of Koger Equity and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chairman, key executive officers and our principal external advisers (legal counsel, auditors, investment bankers and other consultants), by reading reports and other materials that we send them and by participating in Board and committee meetings.

     Each of the directors attended at least 75% of the Board of Directors meetings and meetings held by committees of the Board of Directors of which they were members.

Certain Committees of the Board

     The Compensation Committee. The Compensation Committee, which consists of independent directors, establishes and approves all elements of compensation for the Company’s senior executive officers. Each year, as the SEC requires, the committee reports to you on executive compensation. The Report on Executive Compensation for 2002 by the Compensation Committee begins on Page 15 of this proxy statement. The committee administers the Company’s Stock Option Plans, 1998 Equity and Cash Incentive Plan, as Amended and Restated, Long Term Incentive Plan for Senior Officers, and has sole authority for awards under the Plans, including timing, pricing and amount. The committee also makes recommendations to the Board of Directors in regard to the grant of bonuses and supplemental contributions to the Company’s 401(k) Plan. The Compensation Committee met 16 times during 2002. On February 19, 2003, the Board adopted a new Charter for the Compensation Committee, which is Appendix A to this proxy statement.

     The Audit Committee. The Audit Committee, which consists of independent directors, is responsible for the selection of the independent auditors, approves the scope of the annual audit by the independent auditors, reviews audit findings, accounting policies and quarterly and annual financial statements. As required by the SEC, the committee reports to you concerning its activities during the last year. The Report of the Audit Committee begins on Page 22 of this proxy statement. The committee meets privately, outside the presence of Koger Equity management, with both the independent auditors and the firm that provides internal audit services. The Audit Committee met six times in 2002 and members of the Audit Committee consulted with the officers of the Company, the firm which provides internal audit services and the independent auditors at various times throughout the year. On February 19, 2003, the Board of Directors adopted a new Charter for the Audit Committee, which is Appendix B to this proxy statement.

     The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which consists of independent directors, has been created by the Board for the purpose of (1) establishing standards and processes for selection of individuals to serve on the Company’s Board of Directors, (2) identify individuals qualified to serve as directors, (3) conduct all necessary and appropriate background checks of potential candidates, (4) review the independence and possible conflict of interest of members of the Board of Directors and Executive Officers and (5) oversee the evaluation of the Board of Directors and management. A copy of the Nominating and Corporate Governance Committee Charter, adopted February 19, 2003, is Appendix C to this proxy statement. Although the Nominating and Corporate Governance Committee did not meet in 2002 it met once in 2003 and reviewed the qualifications, experience and performance of the members of the existing Board at which time it determined not to alter the size of the Board but to recommend to the Board of Directors that it nominate the incumbent members of the Board at the 2003 Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee does not have a procedure for considering nominees recommended by security holders.

The Code of Business Conduct and Ethics

     On February 19, 2003, the Board of Directors of the Company adopted a Code of Business Conduct and Ethics (the “Code”), which would apply to the Company, its subsidiaries and entities controlled by it and the Company’s employees, officers and directors. A copy of the Code is Appendix D to this proxy statement. The Code was prepared to help employees, officers and directors understand the Company’s standard of ethical business practices and to stimulate awareness of ethical issues that may be encountered in carrying out their responsibilities to the Company. The Code is being included in an employment manual, which is being supplied to all of the Company’s employees, officers and directors, who will be expected to read and acknowledge in writing that they understand the Company’s policies in regard to business conduct and ethics.

How We Compensate Directors

     Annual Retainer Fee. We compensate directors who are not employees of Koger Equity or its subsidiaries with an annual retainer of $20,000, except for the Chairman, who receives an annual retainer of $50,000.

     Meeting Fees. We pay non-employee directors a fee of:

     $2,000 for attendance at each Board meeting; and

     $500 for attendance at each committee meeting.

     Expenses and Benefits. We reimburse all directors for travel and other related expenses incurred in attending shareholder, Board and committee meetings.

     Directors who are Koger Equity Inc. Employees. We do not compensate our employees for service as a director. We do, however, reimburse them for travel and other related expenses.

     Stock Options Held by Board Members. Each member of the Board of Directors who is not also an employee of the Company currently holds an option to purchase 4,000 Shares other than Messrs. Hughes and Teagle who were employees of the Company at the time of grant. These options were granted on August 19, 1997, and are fully exercisable at a per share price of $19.8125.

     The Stock Investment Plan. Directors may elect to receive payment of part or all of their monthly retainer in Shares by participating in the Company’s Stock Investment Plan. Additional information concerning the Stock Investment Plan is on Page 14 of this proxy statement.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows annual compensation and long-term compensation of the Chief Executive Officer and certain other named executive officers whose salary and bonus for the fiscal year ended December 31, 2002, exceeded $100,000. Throughout the remainder of this proxy statement, these five persons will be referred to as the “Named Officers.”

Summary Compensation Table

					Long Term
					Compensation Awards

						Securities
						Underlying
		Annual Compensation			Restricted	Options/	All Other
					Stock	SARs	Compensation
Name and Principal Position	Year	Salary	Bonus		Award(s)	(1)	(2)

Thomas J. Crocker (5)	2002	$325,000	$287,883	(3)	—	—	$1,229,377	(4)
Chief Executive Officer	2001	300,000	330,769		—	—	9,094
	2000	250,000	204,806		—	700,000	8,400
Robert E. Onisko (6)	2002	$215,000	$4,135		—	—	$530,405	(4)
Vice President, Chief Financial	2001	200,000	175,846		—	—	6,394
Officer and Secretary	2000	166,667	128,204		—	300,000	6,131
Thomas C. Brockwell (7)	2002	$225,000	$160,308	(3)	—	—	$10,238	(4)
Senior Vice President	2001	200,000	183,846		—	—	5,956
	2000	107,693	26,923		—	200,000	3,301
Christopher L. Becker (8)	2002	$215,000	$143,449	(3)	—	—	$7,913	(4)
Senior Vice President	2001	200,000	175,846		—	—	5,888
	2000	107,693	26,923		—	200,000	3,328
Steven A. Abney (9)	2002	$177,042	$78,433	(3)	—	—	$7,692	(4)
Vice President – Finance	2001	—	—		—	—	—
	2000	—	—		—	—	—

(1)	For information concerning the number and market value of Shares subject to the Company’s stock option plans as to the Named Officers, reference is made to the “Aggregated Option Exercises During 2002 and Year-End Option Values” table and the notes thereto beginning on Page 12 of this proxy statement.

There were no options granted to the Chief Executive Officer or the other Named Officers during the fiscal year ended December 31, 2002.

(2)	Includes the taxable portion of certain excess life insurance premiums (as defined by the Internal Revenue Code) paid by the Company on behalf of each qualifying employee, including the Named Officers (the “Life Insurance Premiums”) and 401(k) Plan contributions, each of which were Company benefits which did not discriminate in scope, terms or operation in favor of the Named Officers and were available generally to all salaried employees of the Company.

(3)	Includes a cash bonus which was earned for calendar year 2002, but was paid in 2003: as to Mr. Crocker, $281,633; as to Mr. Brockwell, $155,981; as to Mr. Becker, $139,314; and as to Mr. Abney, $75,000.

(4)	Includes a matching cash contribution for calendar year 2002 made by the Company to the account of each qualifying employee, including each Named Officer, under the 401(k) Plan, which contribution was equal to 50% of such employee’s contributions to his or her account under the 401(k) Plan, subject to a maximum employee contribution of six percent of eligible compensation.

•	As to Mr. Crocker, for 2002, includes life insurance premiums in the amount of $1,944 and a 401(k) contribution in the amount of $6,283. Also includes a Stock Investment Plan contribution in the amount of $3,150. Also includes a special distribution of $1,218,000 related to certain stock options which distribution was earned for calendar year 2002 but paid in 2003.

•	As to Mr. Onisko, for 2002, includes life insurance premiums in the amount of $1,944, and a 401(k) contribution in the amount of $6,461. Also includes a special distribution of $522,000 related to certain stock options which distribution was earned for calendar year 2002 but paid in 2003.

•	As to Mr. Brockwell, for 2002, includes life insurance premiums in the amount of $1,944, and a 401(k) contribution in the amount of $5,984. Also includes a Stock Investment Plan contribution in the amount of $2,310.

•	As to Mr. Becker, for 2002, includes life insurance premiums in the amount of $1,944, and a 401(k) contribution in the amount of $5,969.

•	As to Mr. Abney, for 2002, includes life insurance premiums in the amount of $1,944, and a 401(k) contribution in the amount of $5,478. Also includes a Stock Investment Plan contribution in the amount of $270.

(5)	Mr. Crocker was appointed as Chief Executive Officer of the Company on March 1, 2000.

(6)	Mr. Onisko was appointed as Chief Financial Officer of the Company on March 1, 2000, Vice President of the Company on January 14, 2002, and Secretary of the Company on May 23, 2002.

(7)	Mr. Brockwell was appointed as Senior Vice President of the Company on June 19, 2000.

(8)	Mr. Becker was appointed as Senior Vice President of the Company on June 19, 2000.

(9)	Mr. Abney was appointed as Vice President-Finance and Principal Financial and Accounting Officer on March 12, 2003.

Options Granted During 2002

     During the fiscal year ended December 31, 2002, the Company did not grant any options to its Named Officers. The Company has no outstanding stock appreciation rights.

Aggregated Option Exercises and Fiscal Year-End Option Values

     The following table provides the following information: (1) the aggregate number of options exercised and the value realized by the Named Officers during the year ended December 31, 2002, and (2) the aggregate number of options and the value of the in-the-money options in each case held by the Named Officer as of December 31, 2002. The Company has no outstanding stock appreciation rights. In the event of a change of control (as defined in the option agreements), all stock options become vested.

AGGREGATED OPTION EXERCISES DURING 2002 AND YEAR-END OPTION VALUES

			Number of
			Securities
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs
	Shares		Fiscal Year-End	at Fiscal Year-End
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise	Realized	Unexercisable	Unexercisable (1)

Thomas J. Crocker	-0-	$0	466,667/233,333	$0/$ 0
Robert E. Onisko	-0-	$0	200,000/100,000	$0/$ 0
Thomas C. Brockwell	-0-	$0	133,334/66,666	$0/$ 0
Christopher L. Becker	-0-	$0	133,334/66,666	$0/$ 0
Steven A. Abney	-0-	$0	--	$0/$ 0

(1)	This valuation represents the difference between $15.60, the closing price of the Koger Equity common stock on the New York Stock Exchange on December 31, 2002, and the exercise price of the stock options. “In-the-money” stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date.

Long-Term Incentive Plan Awards

     The Company’s Long Term Incentive Plan (“LTI”) was adopted effective January 1, 2002. For information concerning a description of the LTI, reference is made to “Report on Executive Compensation for 2002 by the Compensation Committee – the Compensation Plan – Long-Term Incentive Plan” beginning on Page 18 of the proxy statement. The following table shows all awards made to the Named Officers pursuant to the LTI.

			Performance	Estimated Future Payouts Under
		Number	Period Until	Non-stock Price-based Plans
Name	Year	of Units	Payout (a)	Threshold	Target	Maximum

Thomas J. Crocker	2002	19,939	1/1/2007	$162,500	$325,000	$487,500
	2001	—	—	—	—	—
	2000	—	—	—	—	—
Thomas C. Brockwell	2002	11,043	1/1/2007	$90,000	$180,000	$270,000
	2001	—	—	—	—	—
	2000	—	—	—	—	—
Christopher L. Becker	2002	10,552	1/1/2007	$86,000	$172,000	$258,000
	2001	—	—	—	—	—
	2000	—	—	—	—	—

(a)	Units are earned after a three-year period from the date of grant. Earned grants vest on the third, fourth, and fifth anniversaries of the grant date.

Executive Employment and Retirement Agreements

     Messrs. Hughes, Hiley and Teagle, retired officers of the Company, who continue to serve on its Board with Mr. Hughes continuing as Chairman, (1) continue to participate in the Company’s medical insurance program for employees, and (2) are vested in all stock options which continue to Gbe exercisable for their original terms. Messrs. Hughes and Hiley continue to receive payments pursuant to the Supplemental Executive Retirement Plan (“SERP”) as described below. Mr. Teagle received a lump sum payment of his SERP benefit in 2000.

     In 2000 the Company entered into three-year employment contracts with Messrs. Crocker and Onisko, which among other matters contain certain change of control provisions. The Company also entered into stock purchase agreements whereby it would finance the purchase of up to 500,000 shares by Mr. Crocker and up to 150,000 shares by Mr. Onisko. At December 31, 2002, the Company had loaned Mr. Crocker $3,974,544 (of which $3,328,444 is non-recourse) and to Mr. Onisko $1,291,954 (of which $1,076,584 is non-recourse) in connection with their purchase of Shares pursuant to their stock purchase agreements. The above indebtedness is secured with the Shares and bears an annual interest rate of 150 basis points over the applicable LIBOR rate. Interest is paid quarterly and is current under this indebtedness. For fiscal 2002, Mr. Crocker paid $135,162 and Mr. Onisko paid $45,054 in interest pursuant to their stock purchase agreements.

The Supplemental Executive Retirement Plan

     The SERP generally provides a gross benefit for life to Mr. Hughes equal to 50% of final three-year average annual base salary, and a gross benefit for life to Mr. Hiley equal to 35% of final three-year average annual base salary, with the surviving spouse of these two officers receiving a lifetime benefit of 50% of the officer’s benefit. The SERP provides for a gross benefit for 15 years to an officer selected for participation (reduced in any case in which such officer has less than 20 years of service) equal to 50% of final three-year average annual base salary. The benefits are reduced by:

(i) 50% of social security benefits received by the applicable officer, and

(ii) the annuitized equivalent of profit sharing contributions made by the Company to the account of such officer under the 401(k) Plan.

     At retirement, benefits under the SERP are paid in annuity form.

     During 2002, Mr. Hughes and Mr. Hiley received payments under the SERP of $134,739 and $60,250, respectively.

     The SERP also provides Messrs. Hughes, Teagle and Hiley and their spouses with lifetime medical coverage (which is intended to be roughly equivalent to that provided by the Company for certain officers).

     Benefits under the SERP generally vest only if the applicable officer remains in the Company’s employ for a period ranging from two to five years after commencement of his participation in the SERP (depending upon such officer’s age at the commencement of his participation in the SERP). However, if a change of control of the Company (as defined in the SERP) occurs and a covered officer leaves the employ of the Company under certain circumstances, then a participating officer, at his option, is entitled to: (i) continue to receive his or her base salary for a period of 18 months, or (ii) immediately become fully vested in his or her retirement benefits, receive one year of annual base salary, in lump sum payment, and continue to be provided all medical and other insurance benefits for one year following termination. No current officers participate in the SERP.

Stock Investment Plan

     The Company has a Stock Investment Plan (the “SIP”) pursuant to which participating employees and directors of the Company may purchase Shares. Under the SIP, the Company is authorized to purchase up to an aggregate of 200,000 Shares on behalf of such participating employees and directors. Each participating employee pays for his or her Shares pursuant to a monthly payroll deduction plan established by the participating employee, and each participating director pays for his Shares pursuant to a deduction from such director’s retainer.

     Under the SIP, the Company contributes a portion of the purchase price of such Shares, which contribution equals the following percentage of the total monthly deduction from such employee’s pay or such director’s retainer:

•	25% of each monthly deduction less than or equal to $50;

•	20% of each monthly deduction greater than $50 but less than or equal to $100; and

•	15% of each monthly deduction greater than $100 but less than or equal to $1,700.

     The Company also pays all commissions and related expenses of the SIP. The Company’s contribution and expenses incurred in administering the SIP totaled approximately $42,300 for the year ended December 31, 2002.

     During 2002 the Company paid the following amounts on behalf of the following directors:

Company
Director Name	Contribution

D. Pike Aloian	$3,090
Benjamin C. Bishop, Jr.	3,090
Thomas J. Crocker	3,150
David B. Hiley	3,090
George F. Staudter	3,090

Total Company Contribution on behalf of Directors	$15,510

REPORT ON EXECUTIVE COMPENSATION FOR 2002 BY THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors administers Koger Equity’s executive compensation program. On February 19, 2003, the Board of Directors adopted a new Charter for the Compensation Committee, which is Appendix A to this proxy statement. The Compensation Committee has furnished the following report on executive compensation for 2002.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee includes Messrs. Aloian, Bishop and Staudter, none of whom serve as officers or employees of the Company or any of its subsidiaries. In addition, none of the members of this Compensation Committee is an executive officer of a company for which an executive officer of Koger Equity determined compensation matters.

Executive Compensation Philosophy

     The Compensation Committee is responsible for setting the total compensation of the Chief Executive Officer (the “CEO”), the Senior Vice Presidents (the “SVP’s) and certain of the Vice Presidents (the “VP’s”). It also reviews the compensation, including year-end bonuses, proposed by management for other officers of the Company. The Compensation Committee has customarily sought and obtained the full Board’s ratification of its actions concerning salary increases and bonuses granted to senior officers. The Compensation Committee is also responsible for (i) making grants under the Company’s stock option, long term and other incentive plans and (ii) making contributions, subject to approval by the Board of Directors, under the 401(k) Plan and any other plan or plans as may be determined by the Board of Directors.

     The Compensation Committee has designed Koger Equity’s executive compensation program to support what we believe to be an appropriate relationship between executive pay and the creation of shareholder value. To emphasize equity incentives, we link a significant portion of executive compensation to shareholder total return. The objectives of our program are:

•	To support a pay-for-performance policy among all senior executives based on both their individual performance and the performance of Koger Equity;

•	To align the interests of executives with the long-term interests of shareholders through awards whose value over time depends upon the market value of Koger Equity’s common stock;

•	To provide compensation comparable to that offered by other leading companies in our industry, enabling Koger Equity to compete for and retain talented executives who are critical to our long-term success; and

•	To motivate key executives to achieve strategic business initiatives and to reward them for their achievement.

     We compensate our executives through base salary, bonus paid in cash (or a combination of cash and shares or restricted stock awards), and long-term incentive awards as described below.

     We also provide our executives with employee benefits, such as retirement and health benefits. Koger Equity has entered into employment agreements containing change of control provisions with certain of our executive officers to provide for certain payments and other benefits if they are terminated.

     In furtherance of the above objectives the Compensation Committee developed a comprehensive compensation plan for senior officers (the “Compensation Plan”), which has been adopted by the Company’s Board of Directors.

The Compensation Plan

     The provisions of the Compensation Plan apply to senior officers of the Company selected to participate in the plan by the Company’s Chief Executive Officer (the “CEO”) and approved by the Compensation Committee.

     The Compensation Plan is administered by the Compensation Committee, which determine the salaries to be paid for the current year, the annual cash bonuses to be paid for the prior year, the long-term incentive grants to be provisionally awarded for the current year, and the extent to which long-term incentive grants provisionally awarded three years earlier have been earned. All determinations as to bonuses and awards are made by the Compensation Committee, subject to ratification by the Company’s Board of Directors (the “Board”).

     The purpose of the Compensation Plan is to align the short- and long-term economic interests of senior management with those of the shareholders of the Company. The Compensation Plan consists of three segments: (1) an annual cash salary, (2) annual incentive compensation in the form of cash bonuses, and (3) long-term incentive compensation to be awarded annually in Units (the “Units”) whose pay-out is based on the performance of the Company’s common stock over three-year periods of measurement and the Company’s performance compared to the real estate investment trusts (“REITS”) in its peer group.

     1.     Annual Cash Salary. The base salary for each executive selected to participate in the Compensation Plan (a “Participant”) is determined annually by the Compensation Committee during the first quarter of each year, with the base salary so determined to be made effective retroactive to January 1 of that year. The amount of the base salary for each Participant is based on recommendations of the CEO (with the exception of his own salary). The Compensation Committee also considers peer group salaries for comparable responsibilities, individual performance, etc.

     2.     Annual Cash Bonus. An annual cash bonus is determined by the Compensation Committee based primarily on Company performance and on individual performance in meeting the objectives and goals for the Participant’s position. Individual performance may be based on achieving the objectives of the relevant business unit, meeting budgets, individual skills in working with other members of management, special project performance, professional growth, etc.

     Provided that specified levels of performance against specified criteria are satisfied, Participants who remain employed through year-end (except as otherwise provided in a Participant’s participation letter or employment agreement) earn aggregate bonuses (based on a percentage of their salary for the year of the award) for varying levels of performance, as follows.

	Levels of Performance

Executive	Threshold	Target	High

CEO	25%	50%	100%
SVP’s & VP’s	20%	40%	80%

     The aggregate bonus opportunity is allocated among various identified objectives, with bonus amounts payable in respect of performance against each objective determined separately. Performance levels are linear ranging from Threshold through Target to High, not steps.

     Cash bonuses are determined based on achieving the weighted objectives. Achievement of the corporate performance objective is measured against the performance of the Office-Suburban REITs (other than the Company) that are included throughout the year in the Morgan Stanley REIT Index, not including those entities considered Mixed-Use by the National Association of Real Estate Investment Trust (“NAREIT”), based on calculations of total percentage return (i.e. percentage appreciation/depreciation, over the full year, in the value associated with a share of publicly-traded common stock of the Company and of the other REITS, assuming contemporaneous reinvestment in shares of all dividends and other distributions). Achievement of the business unit performance objectives and the corporate Funds From Operations (“FFO”) performance objective are measured against budgets approved annually by the Board. The performance targets and measures used to determine achievement of individual performance objectives are determined and measured by the Compensation Committee, in consultation with the CEO, on an annual basis depending on the requirements of the Company at that time.

     Bonuses are paid in cash, based on financial statements and other data for the year being measured, and are paid 80% within thirty days of completion by the Company of its unaudited financial statements for the year to which the bonus relates and the Company’s budget for the next following year, with the remaining 20% held back pending computations based on the audited financial statements for the Company to confirm the unaudited calculations.

     3.     Long-Term Incentive Plan. The Long-Term Incentive Plan (“LTI”) is an integral part of the Compensation Plan and was effective as of January 1, 2002.

     The LTI is designed to reward senior members of management who are Participants for sustained, superior performance by the Company measured over three-year periods. The LTI awards are based on the achievement by the Company of two corporate performance goals, the achievement of which should reflect higher value for the Company’s shareholders. These measurements reflect (1) absolute Company performance and (2) Company performance relative to peer group performance. Performance levels are linear ranging from Threshold through Target to High, not steps.

     A provisional LTI award is made to each Participant in an amount, expressed in Units, based on the salary paid to such Participant in the preceding year. The Compensation Committee meets for the purpose of finalizing each LTI award during the first quarter of the year in which the provisional award is being made. Pay-outs on annual LTI awards will depend on the degree to which specified three-year performance goals are achieved, and on satisfaction of additional vesting requirements, as described below.

     Under the first performance goal, which governs 50% of each annual LTI award, the Company’s common stock must achieve an annually-compounded total percentage return per share, over the three-year period that begins with the year of award, equaling a minimum of 8.5% per year. At that threshold 8.5% level of performance, each Participant will earn 50% of the portion of his/her provisional award that is governed by absolute total percentage return per share. All of this portion of the award will be earned if the annually-compounded total percentage return per share is 10% a year, and additional Units can be earned for performance above that level (up to 150% of this portion of the award). Total return per share of the Company’s common stock is defined as total appreciation/depreciation over the three-year period that begins on January 1 of the year of award, assuming contemporaneous reinvestment in Shares of all dividends and other distributions, and with starting and ending Share values based on average closing prices for the first ten trading days of the month of January of the year of award and the last ten days of the second year following the calendar year of the award (provided that the starting Share value for provisional awards made in 2002 was deemed to be $16.30).

      Under the second performance goal, which governs the other 50% of each annual LTI award, the Company’s common stock must achieve a total percentage return per Share, over the three-year period that begins on January 1 of the year of grant and ends on December 31 the second year following the year of grant, equal to or higher than the weighted average total percentage return per share over the same three-year period achieved by common shares of Office-Suburban REITs (other than the Company) that are included throughout the three-year period in the Morgan Stanley REIT Index, not including those entities considered Mixed-Use by NAREIT (the “Peer Group”). If the total percentage return per share of the Company’s common stock over the three-year period equals the Peer Group’s weighted average total percentage return per share over the same period (the “Threshold Return”), each Participant will earn 50% of the portion of his/her provisional award that is governed by relative total percentage return per share. All of this portion of the award will be earned if the total percentage return per share over the three years equals 110% of the Threshold Return, and additional Units can be earned for performance above that 110% level (up to 150% of this portion of the award).

      Individual provisional awards under the LTI will be calculated as a specific dollar amount and made in the form of Units that are designed to mirror the performance of the Company’s common stock. The dollar amount of the award for the CEO is 100% of his/her salary for the prior year. For other Participants, the dollar amount of the award is 80% of his/her salary for the prior year. The dollar amount of the award for each Participant is then divided by the average closing price of the Company’s common shares during the first ten trading days of the month of the calendar year of the award (or, in the case of provisional awards made in 2002, $16.30), with the quotient (rounded to the nearest whole number) being the number of Units awarded to such Participant.

      Each Unit will serve as the provisional economic equivalent of one Share. The provisional value of a Unit at any time will be equal to the value then associated with a Share that was outstanding on January 1 of the year of award, assuming full contemporaneous reinvestment in Shares of all dividends and other distributions made thereon after January 1 of the year of award. For this purpose, the number of Shares deemed acquired upon assumed reinvestment of dividends and other distributions will be based on the closing price of a Share on the first trading day that coincides with, or follows, the date of the distribution.

      As soon as practicable following the end of each three-year measurement period, provided the Participant remains employed by the Company through the last day of the three-year measurement period (except as otherwise provided in a Participant’s participation letter or employment agreement), the Compensation Committee will determine the number of Units actually earned by each Participant. Any provisional Units that are not earned for a three-year measurement period will be deemed forfeited.

      The Units earned by each Participant, as determined by the Compensation Committee, will be subject to a vesting requirement whereby one-third of the Units will be vested as of the third, fourth and fifth anniversaries of December 31 of the year of the award, with distribution to occur as promptly as reasonably practicable after vesting, subject to any proper deferral election the Participant may previously have made. Each Participant will have the option, upon election in accordance with procedures established by the Company that are designed to reasonably assure the tax-effectiveness of any deferral election, to (1) receive the vested amount in cash, (2) receive the vested amount in Shares, or (3) have the vested amount credited to an unfunded deferred investment account established by the Company.

Base Salaries and Bonuses of Executives

      The base salaries of our executives approximate the median for salaries of executives in the Comparison Group. The Compensation Committee awarded bonus compensation for 2002 to each executive based on the executive’s scope of responsibility, the specific contributions made by the executive to Koger Equity’s performance over all and the performance within the executive’s area of responsibility and the CEO’s recommendation.

Base Salary and Bonus of the CEO

      In arriving at the compensation paid Thomas J. Crocker, the CEO, during 2002, the Compensation Committee considered the outstanding performance of the Company under his leadership as CEO.

      For 2002 Mr. Crocker was paid a base salary at the annual rate of $325,000. For 2002 the Compensation Committee determined that Mr. Crocker’s contribution to Koger Equity’s performance warranted a bonus of $281,633, payable in cash, 80% on February 28, 2003, and the remaining 20% was paid after completion of the audit of the Company’s books of account for its fiscal year ended December 31, 2002.

Section 162(m) Limitation

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a federal income tax deduction to public companies for certain compensation over $1,000,000 paid to Named Officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Having considered the requirements of Section 162(m) of the Code, the Compensation Committee believes that awards made pursuant to its various plans meet such requirements and are, therefore, exempt from the limitations on deductibility. Although the Compensation Committee intends to structure most awards under its plans to comply with Section 162(m), it has reserved and will continue to reserve the right to structure awards that do not comply with that Section where it believes doing so is in the best interests of the Company and its shareholders.

Conclusion

      The Compensation Committee believes that the compensation packages of the Company’s executive officers have been generally commensurate with the Company’s financial performance and the total value received by its shareholders. The Compensation Committee intends to continue the review of executive officers’ compensation with the assistance of an outside compensation consultant and will make such modifications in its approach to executive compensation as it determines to be appropriate in light of the Company’s financial condition, the performance of its officers and peer group analysis.

      This report is furnished by the Compensation Committee.

D. Pike Aloian Benjamin C. Bishop, Jr., Chairman George F. Staudter

SHAREHOLDER TOTAL RETURN PERFORMANCE PRESENTATION

      The following line graph prepared by SNL Financial sets forth the cumulative total shareholder return on the Shares as compared with the cumulative total return of each of the New York Stock Exchange Composite Index and the NAREIT Total Return Index, in each case (i) on an annual basis for the period commencing December 31, 1997 and ending December 31, 2002 and (ii) assuming that $100 was invested on December 31, 1997 and that all dividends were reinvested.

	Period Ending

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Koger Equity, Inc.	100.00	83.21	89.11	89.35	112.89	117.10
NYSE Composite Index	100.00	116.55	127.21	128.50	115.38	92.50
Nareit All REIT Index	100.00	81.18	75.92	95.58	110.42	116.60

      The Company has used a different industry group for compensation comparisons from that used for its shareholder return performance presentation.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

      During 2000 the Company entered into a management agreement with Crocker Realty Trust (“CRT”) of which Mr. Crocker is the Chairman of the Board and Chief Executive Officer owning 2.8% of the outstanding CRT shares, Mr. Onisko is the Treasurer and Chief Financial Officer owning 0.2% of the outstanding CRT shares, Mr. Becker is a Vice President owning 0.3% of the outstanding CRT shares, and Mr. Brockwell is a Vice President owning 0.2% of the outstanding CRT shares. This agreement provides that the Company be paid a management fee for managing the properties of CRT based on the value of its assets. This agreement is terminable by either party upon 90 days written notice. Under this agreement during 2002, the Company earned fees totaling $603,000. The terms of this agreement were approved by a committee of the Company’s Board of Directors whose members were not affiliated with CRT, and who determined that such terms were similar to those that could be obtained from an unaffiliated third party.

REPORT OF THE AUDIT COMMITTEE

      The Report of the Audit Committee is made by Messrs. Aloian, Bishop, Staudter and Teagle. The functions of the Audit Committee are focused on three areas:

•	The adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements.

•	The independence and performance of the Company’s internal auditors and independent auditors.

•	The Company’s compliance with legal and regulatory requirements.

      The Audit Committee meets with management periodically to consider the adequacy of the Company’s internal controls and the accuracy and adequacy of its financial reporting. The committee discusses these matters with the Company’s independent and internal auditors and with appropriate Company financial personnel and the firm which provides internal audit services.

      The Audit Committee regularly meets privately with both the independent auditors and the firm which provides internal audit services, each of whom has unrestricted access to the committee.

      The Audit Committee also approves the selection of the Company’s independent auditors and its internal auditors and reviews periodically their performance and independence from the Company.

      The Directors who serve on the Audit Committee are all “Independent” for purposes of the New York Stock Exchange listing standards. The Board of Directors has determined that none of its members has a relationship to the Company that may interfere with the committee’s independence from the Company and its management. Although the New York Stock Exchange rules generally require that a member of an audit committee of a listed company not have been employed by the listed company within the past three years, the rule has an “over ride” provision which permits one such former employee to serve on the listed company’s audit committee where the company’s board of directors determines that such membership is in the best interest of the company. Mr. Teagle, a former employee of the Company within the previous three years ended February 17, 2003, was a member of the Company’s Audit Committee during 2002 and early 2003 which membership was determined by the Company’s Board to be in the Company’s best interest. Mr. Teagle, who no longer serves on the Audit Committee, was replaced by Mr. Aloian in March, 2003.

      The Board has adopted a new Charter at its meeting on February 19, 2003, setting out the functions the Audit Committee performs. A copy of this Charter is attached as Appendix B to this proxy statement. The Audit Committee has examined and approved the adequacy of its Charter.

      Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

      The independent auditors audit the annual financial statements prepared by management and express an opinion as to whether those financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America.

      This year, the Audit Committee reviewed the Company’s audited financial statements and met with both management and Deloitte & Touche LLP, the Company’s independent auditors, to discuss those financial statements. Management and Deloitte & Touche LLP have represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

      The Audit Committee has received from and discussed with Deloitte & Touche LLP the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. The committee also discussed with Deloitte & Touche LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Based on these reviews and discussions, the Audit Committee approved the Company’s audited financial statements for inclusion in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2002.

      This report is furnished by the Audit Committee.

D. Pike Aloian Benjamin C. Bishop, Jr. George F. Staudter, Chairman James C. Teagle

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

General

      During the year ended December 31, 2002, the Company engaged Deloitte & Touche LLP to provide certain audit services. The services included the audit of the annual financial statements, a review of the quarterly data furnished by the Company to the SEC for the quarters ended March 31, June 30, and September 30, 2002, services performed in connection with filing of this proxy statement and the Annual Report on Form 10-K by the Company with the SEC, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. The Audit Committee approved all services performed by Deloitte & Touche LLP in advance of their performance. Deloitte & Touche LLP has acted as independent certified public accountants for the Company since its organization on June 21, 1988. Neither Deloitte & Touche LLP nor any of its associates have any relationship to the Company or any of its subsidiaries except in its capacity as auditors.

      It is expected that representatives of the independent public accountants will attend the Annual Meeting and be available to respond to appropriate questions and be permitted to make a statement concerning the Company should they desire.

      As of the date hereof, the Board of Directors has not selected independent public accountants to audit the books and accounts of the Company for the fiscal year ending December 31, 2003. It is anticipated that auditors will be selected later in the fiscal year.

Principal Accounting Firm Fees

      Aggregate fees billed to the Company for the year ending December 31, 2002 by the Company’s principal accounting firm, Deloitte & Touche LLP, were:

Audit Fees	$131,000
Financial Information Systems Design and Implementation Fees	$—
All Other Fees	$81,636	(a)(b)

(a)	Includes fees for tax consulting and other non-audit services.

(b)	The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence.

OTHER BUSINESS

      It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors. At the time this proxy statement went to press, we knew of no other matters to be acted on at the Annual Meeting, other than that discussed in this proxy statement. If any other business should properly come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS AND NOMINATIONS TO THE BOARD

      If a shareholder intends to present a proposal for action at the 2004 Annual Meeting and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Company by December 21, 2003. Such proposals must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

      In addition, the Bylaws of the Company establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a shareholder proposal or a director nomination for a shareholders meeting must be received by the Company not less than 70 days, nor more than 90 days before the date of the annual meeting and must contain specified information and conform to certain requirements, as set forth in the Bylaws in order for the proposal or nomination to be considered at a shareholder meeting. If the presiding officer at any meeting of shareholders determines that a shareholder proposal or director nomination was not made in accordance with the Bylaws, the Company may disregard such proposal or nomination.

      In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2004 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the Bylaws, then the Company’s proxy may confer discretionary authority on the persons who have been appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to Koger Equity, Inc., 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432.

GENERAL

      The Company will bear the costs of solicitation of proxies. In addition to the use of telephone, Internet or the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company, and no additional compensation will be paid to such individuals. The Company also has retained Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022 to solicit proxies by mail, personal interview, telephone, or telegraph, for which service the Company anticipates a cost not in excess of $5,000 plus reasonable out-of-pocket expenses. Arrangements may also be made with the stock transfer agent and with brokerage houses and other custodians, nominees, and fiduciaries that are record holders of Shares for the forwarding of solicitation material to the beneficial owners of Shares. The Company will, upon the request of any such entity, pay such entity’s reasonable expenses for completing the mailing of such material to such beneficial owners.

      Consistent with state law and pursuant to the Company’s Bylaws, a majority of the Shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter.

      The Company’s Annual Report to Shareholders, which includes the Company’s Form 10-K, for the fiscal year ended December 31, 2002, which contains financial statements and other information, is being mailed to shareholders with this proxy statement, but it is not to be regarded as proxy soliciting material.

      An additional copy of the Company’s Annual Report on Form 10-K filed with the SEC may be obtained, without charge, by any Shareholder upon written request to Koger Equity, Inc., 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432; provided however, that a copy of the Exhibits to such Annual Report on Form 10-K for which there may be a reasonable charge, will not be supplied to such Shareholder unless specifically requested.

By order of the Board of Directors

Thomas J. Crocker Chief Executive Officer

APPENDIX A

KOGER EQUITY, INC.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

I.        PURPOSE

      The Compensation Committee (the “Committee”) of Koger Equity, Inc. (the “Company”) shall discharge the responsibilities of the Board of Directors (the “Board”) in (i) determining appropriate compensation levels for the Company’s executive officers; (ii) evaluating officer and director compensation plans, policies and programs; (iii) reviewing benefit plans for officers and employees; and (iv) producing an annual report on executive compensation for inclusion in the proxy statement.

II.        COMMITTEE MEMBERSHIP

      The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” in accordance with the rules of the New York Stock Exchange, Inc. In addition, no director may serve unless he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

      The members of the Committee shall be appointed by the Board of Directors and continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by the Board of Directors at any time.

      The Board of Directors may appoint one member to be the Chairman. If the Board fails to appoint a Chairman, the members of the Committee shall elect a Chairman by majority vote of all members. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

III.        COMMITTEE MEETINGS

      The Committee shall have regular meetings on a semi-annual basis, or more frequently as circumstances dictate. Any member of the Committee may call a special meeting of the Committee. Meetings of the Committee may be held telephonically.

      The Committee shall also meet separately, on at least an annual basis, with the CEO, any vice president of human resources (or similar position) and any other corporate offices as the Committee deems appropriate to discuss and review the performance criteria and compensation levels of key executives. However the Committee shall not, in any event, discuss the compensation level or performance of any executive in any meeting at which such executive is present. Such meetings with management shall be in addition to the regular meetings of the Committee.

1-A

      All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote. In addition, the Committee may invite to its meetings any director, member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.        KEY RESPONSIBILITIES

      The key responsibilities of the Committee are set forth below. The Committee shall also carry out any other responsibilities assigned to it by the Board of Directors from time to time. The Committee may delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of members of the Committee.

      In fulfilling its responsibilities, the Committee is empowered to investigate any matter brought to its attention. The Committee has the power to retain outside counsel or other advisors for this purpose and will receive adequate funding from the Company to engage such advisors. The Committee shall have the direct responsibility for the appointment, termination, compensation and oversight of compensation and benefit consultants retained by the Company in respect of executive compensation and shall have sole authority to negotiate and approve such consultant’s fees and terms of engagement.

1.	Establish and review the overall compensation philosophy of the Company.

2.	Review and approve corporate goals and objectives relevant to CEO and other executive officers’ compensation, including annual performance objectives.

3.	Evaluate the CEO’s and other executive officers’ performance against those corporate goals and objectives, and determine the compensation level for each such person based on this evaluation.

4.	Review on a periodic basis the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purpose(s) and recommend any appropriate modifications.

5.	Review and recommend to the Board for approval new executive compensation programs.

6.	Review and recommend to the Board for approval any changes in employee pension programs, and review broadly employee salary levels and ranges and employee fringe benefits.

7.	Review and approve all equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s shareholders.

8.	Review and recommend to the Board for approval any changes in incentive compensation plans and equity-based compensation plans.

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9.	Grant awards of shares or share options pursuant to the Company’s equity-based plans.

10.	Administer and monitor compliance by executives with the rules and guidelines of the Company’s equity-based plans.

11.	Prepare an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulation of the NYSE, SEC and other applicable regulatory bodies.

12.	The Committee should report regularly to the Board of Directors following each meeting, which reports shall include any recommendations the Committee deems appropriate and any other matters that are relevant to the fulfillment of the Committee’s responsibilities. The report to the Board of Directors may be an oral report and may be made at any meeting of the Board of Directors.

13.	Maintain minutes or other records of meetings and activities of the Committee.

14.	Review and recommend to the Board of Directors for approval any changes to the compensation of directors.

V.        ANNUAL PERFORMANCE EVALUATION

      The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by the adequacy of this Charter on an annual basis, or more regularly, as it may deem appropriate, and recommend to the Board of Directors any improvements that it deems appropriate.

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APPENDIX B

KOGER EQUITY, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

I.     PURPOSE

     The Audit Committee (the “Committee”) of Koger Equity, Inc. (the “Company”) shall (i) assist the Board of Directors (the “Board” or the “Board of Directors”) in fulfilling its responsibility to oversee management in (A) the conduct of the Company’s financial reporting process, including by overseeing the integrity of the financial statements and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, (B) the Company’s compliance with legal and regulatory requirements, (C) independent auditors’ qualifications and independence, (D) the performance of the Company’s internal audit function and its independent auditors and its systems of internal accounting and financial controls and (E) the Company’s code of business conduct and ethics as established by the Board and (ii) prepare the Committee report required to be included in the Company’s annual proxy statement.

II.     COMMITTEE MEMBERSHIP

     The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules of the New York Stock Exchange, Inc. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board of Directors (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the annual proxy statement.

     All members of the Committee must be familiar with basic finance and accounting practices and be able to read and understand financial statements and at least one member must be a “financial expert” under the requirements of the Sarbanes-Oxley Act.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and serve until their successors shall be duly elected and qualified. Any member may be removed, with or without cause, by the Board of Directors at any time.

     The Board of Directors may appoint one member to be the Chairman. If the Board fails to appoint a Chairman, the members of the Committee shall elect a Chairman by majority vote of all members. The Chairman will chair all regular sessions of the Committee and set the agenda for Committee meetings.

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III.     COMMITTEE MEETINGS

     The Committee shall meet at least quarterly, or more frequently as they deem appropriate and as circumstances dictate. Any member of the Committee may call a special meeting of the Committee. Meetings of the Committee may be held telephonically.

     The Committee shall periodically meet with each of management, the director of the internal auditing department or a partner of the firm engaged to perform the internal audit function for the Company and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe would be appropriate to discuss privately. In addition, the Committee should meet with the independent auditors and management quarterly to review the company’s financial statements.

     All non-management directors who are not members of the Committee may attend meetings of the Committee but may not vote. In addition, the Committee may invite to its meetings any director, member of management of the company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.     KEY RESPONSIBILITIES

     The Committee’s primary responsibility is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those financial statements. The Committee also recognizes that financial management including the internal audit staff or the employees of the firm engaged to perform the internal audit function for the Company, as the case may be, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work. The Committee shall also carry out any other responsibilities assigned to it by the Board of Directors from time to time.

     The Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services provided that the decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

     In fulfilling its responsibilities, the Committee shall have the power and authority to investigate any matter brought to its attention. In respect thereof, the Committee shall be entitled to retain outside legal, accounting or other experts and advisors for this purpose and will receive its own funding from the Company to engage such persons and to determine the compensation to be paid and the other terms of such engagement.

     The Committee shall be given full access to the company’s internal audit group, Board of Directors, corporate executives, books and records of the company and independent accountants as necessary to carry out these responsibilities.

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     In fulfilling its responsibilities, the Committee shall:

Independent Auditors

1.	Have the direct responsibility for the appointment, termination, evaluation, compensation and oversight of the work of the independent auditors.

2.	Have independent auditors report directly to the Committee, and the Committee’s responsibility includes the resolution of disagreements between management and the independent auditor regarding financial reporting.

3.	Approve in advance any audit or, to the extent permitted by the Sarbanes-Oxley Act, non-audit services to be provided to the Company by the independent auditors.

4.	Obtain and review a report by the independent auditors describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Company.

5.	Review and discuss quarterly reports from the independent auditors on: (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

6.	Review and evaluate, at least annually, the qualifications, performance and independence of the independent auditors and report on its conclusions to the Board. In conducting its review and evaluation, the Committee should:

(a) Determine whether the lead audit partner (having primary responsibility for the audit) or the audit partner responsible for reviewing the audit is required to rotate in compliance with the Sarbanes-Oxley Act.

(b) Take into account the opinions of management and the company’s internal auditors (or other personnel responsible for the internal audit function).

(c) Consider whether, in order to assure continuing auditor independence, there should be a regular rotation of the firm of independent auditors.

7.	Establish hiring policies for the Company in respect of employees and former employees of the independent auditors.

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Financial Reporting Process

8.	Consider and review with the independent auditors and management: (i) the adequacy of the Company’s disclosure controls and procedures and internal controls, including computerized information system disclosure controls and procedures and security; (ii) all significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and (iv) the related findings and recommendations of the independent auditors together with management’s responses. Without excluding other possibilities, the Committee may wish to review with the independent auditors (i) any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company.

9.	Consider and review with the independent auditors: (i) significant findings during the year, including the status of previous audit recommendations; (ii) any audit problems or difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information; (iii) any changes required in the planned scope of the audit plan; (iv) the audit budget and staffing; and (v) the coordination of audit efforts in order to monitor completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

10.	Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

11.	Review with management and the independent auditors significant risks or exposures to the Company’s business and assess the steps management has taken to minimize such risks. Discuss with management and the independent auditors the Company’s underlying policies and guidelines with respect to risk assessment and risk management.

Review of Reports and Earnings Press Releases

12.	Prior to public release, review with management and the independent auditors the Company’s annual and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61.

13.	Review and discuss with management and the independent auditors the Company’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. This review may be generally of disclosure and reporting

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policies. The Committee need not discuss in advance each earnings press release or each instance in which the Company may provide earnings guidance.

Legal Compliance

14.	Review periodically with the Company’s counsel legal and regulatory matters that may have a material impact on the Company’s financial statements.

15.	Review any issues that arise under the Company’s code of business conduct and ethics, including having the authority to approve or deny any waivers requested thereunder.

16.	Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

General

17.	Review and approve in advance all proposed transactions between the Company or its subsidiaries and any affiliate other than executive compensation decisions approved by the Compensation Committee or decisions relating to the compensation of directors or Board committee members approved by the Board of Directors.

18.	Prepare all reports required to be included in the Company’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

19.	Report regularly to the Board of Directors following each meeting, which reports shall include any issues that arise with respect to the quality or integrity of the company’s financial statements, the company’s compliance with legal or regulatory requirements, the performance and independence of the company’s independent auditors or the performance of the internal audit function and with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities. The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

20.	Maintain minutes or other records of meetings and activities of the Committee.

     Each member of the Committee shall be entitled to rely on: (i) the integrity of those persons and organizations within and outside the Company from which it receives information, and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations, absent actual knowledge to the contrary. In the event of such knowledge, this shall be reported promptly to the Board of Directors. It is not the responsibility of the Audit Committee to determine whether the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, to plan or conduct audits, to conduct investigations, or to assure compliance with laws, regulations, or any internal rules or policies of the Company.

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Annual Self-Evaluation

21.	Conduct an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with the Charter of the Committee. In addition, the Committee shall annually review and reassess the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable.

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APPENDIX C

KOGER EQUITY, INC.
NOMINATING AND CORPORATE GOVERNANCE
COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

I.     PURPOSES

     The Nominating and Corporate Governance Committee (the “Committee”) of Koger Equity, Inc. (the “Company”) shall assist the Board of Directors (the “Board of Directors” or the “Board”) in fulfilling its responsibility to the shareholders, potential shareholders and investment community by (i) identifying individuals qualified to serve as directors and by selecting, or recommending that the Board select, the nominees for all directorships, whether such directorships are filled by the Board of Directors or the shareholders, (ii) developing and recommending to the Board a set of corporate governance guidelines and principles and (iii) reviewing, on a regular basis, the overall corporate governance of the Company and recommending improvements when necessary.

II.     COMMITTEE MEMBERSHIP

     The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” in accordance with the rules of the New York Stock Exchange, Inc.

     The members of the Committee shall be appointed by the Board of Directors and continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by the Board of Directors at any time.

     The Board of Directors may appoint one member to be the Chairman. If the Board fails to appoint a Chairman, the members of the Committee shall elect a Chairman by majority vote of all members. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

III.     COMMITTEE MEETINGS

     The Committee shall have regular meetings on a semi-annual basis, or more frequently as circumstances dictate. Any member of the Committee may call a special meeting of the Committee. Meetings of the Committee may be held telephonically.

     All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote. In addition, the Committee may invite to its meetings any director, member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

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IV.     KEY RESPONSIBILITIES

     The key responsibilities of the Committee are set forth below. The Committee shall also carry out any other responsibilities assigned to it by the Board of Directors from time to time. The Committee may delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of members of the Committee.

     In fulfilling its responsibilities, the Committee is empowered to investigate any matter brought to its attention. The Committee has the power to retain outside counsel or other advisors for this purpose and will receive adequate funding from the Company to engage such advisors. The Committee shall have the direct responsibility for the appointment, termination, compensation and oversight of search firms and recruitment consultants retained by the Company in respect of identifying and recruiting and shall have sole authority to negotiate and approve such consultant’s fees and terms of engagement.

Board Selection and Evaluation

1.	Establish the standards and process for the selection of individuals to serve on the Board of Directors.

2.	Identifying individuals qualified to serve as directors and by selecting, or recommending that the Board select, the nominees for all directorships, whether such directorships are filled by the Board of Directors or the shareholders subject to any contractual or other commitments of the Company. The Committee shall consider all factors it deems relevant, including sound judgment, business specialization, technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors.

The Committee should review each current member of the Board of Directors and determine, or recommend to the full Board of Directors, whether such director should stand for re-election.

3.	Conduct all necessary and appropriate background checks of potential candidates. In this regard, the Committee shall have authority to retain the necessary experts assist it in identifying and reviewing candidates to serve as directors. The Committee will receive its own funding from the Company to engage such advisors.

4.	Review the independence and possible conflicts of interest of members of the Board of Directors and executive officers.

5.	Oversee the evaluation of the Board of Directors and management.

Corporate Governance

6.	Review the certificate of incorporation and by-laws of the Company and recommend to the Board of Directors, if necessary, that it propose amendments thereto for consideration by the shareholders.

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7.	Establish and recommend to the Board a set of corporate governance guidelines and principles.

Reports

8.	The Committee should report regularly to the Board of Directors following each meeting, which reports shall include any recommendations the Committee deems appropriate and any other matters that are relevant to the fulfillment of the Committee’s responsibilities. The report to the Board of Directors may be an oral report and may be made at any meeting of the Board of Directors.

9.	Maintain minutes or other records of meetings and activities of the Committee.

Other

10.	Review and recommend to the Board of Directors for approval any changes to the Company’s directors’ and officers’ indemnification and insurance policies and arrangements.

V.     ANNUAL PERFORMANCE EVALUATION

     The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by the adequacy of this Charter on an annual basis, or more regularly, as it may deem appropriate, and recommend to the Board of Directors any improvements that it deems appropriate.

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APPENDIX D

KOGER EQUITY, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

     This Code of Business Conduct and Ethics (the “Code”) applies to Koger Equity, Inc. and all subsidiaries and entities controlled by it (collectively, the “Company”), and the Company’s employees, officers and directors. It has been prepared to help employees, officers and directors understand the Company’s standards of ethical business practices and to stimulate awareness of ethical issues that may be encountered in carrying our their responsibilities to the Company. Every employee, officer and director should recognize that their business actions affect the reputation and integrity of the Company. Therefore, it is essential that each take the appropriate time to read this Code and to develop a working knowledge of its provisions.

     No code could ever anticipate every ethical decision that an individual may face in business. Whenever there is doubt about the right choice to make, the following should be asked:

•	Is it legal?

•	Is it consistent with the Company’s values and policies?

•	Is it in the long-term interest of the shareholders?

•	How will it look on the front page of the newspaper?

     If doubt remains, then the individual should seek guidance about the right thing to do, and to keep asking until it is obtained. If the decision involves an employee, the first person to contact, and seek advice and guidance from, should be the employee’s supervisor. If there is reason to believe that communication with the supervisor about unethical or illegal conduct would not be helpful, then the Company’s legal counsel should be contacted directly. Directors should forward all questions or concerns about this Code to the Company’s legal counsel, the Chairman of the Board, Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”).

Conflicts of Interest

     The Company expects all employees, officers and directors to exercise good judgment and the highest ethical standards in their private activities outside the Company that in any way can affect the Company. At all times they shall exercise particular care that no detriment to the interests of the Company (or appearance of such detriment) may result from a conflict between those interests and any personal or business interests which the individual may have. In particular, every employee, officer and director has an obligation to avoid any activity, agreement, business investment or interest or other situation that might, in fact or in appearance, cause an individual to place his or her own interests, or that of any other person or entity, above his or her obligation to the Company. The words “in appearance” should be noted particularly since the appearance of an action might tend to impair confidence even if the individual may not actually do anything wrong.

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     While it is not possible to describe, or even anticipate, all the circumstances and situations that might involve a conflict of interest, they may arise where an employee, officer or director, or members of his or her family:

•	solicits or accepts, directly or indirectly, from customers, suppliers or others dealing with the Company any kind of gift or other personal, unearned benefits as a result of his or her position in the Company (other than non-monetary items of nominal intrinsic value);

•	has a financial interest in the Company’s competitors, customers or suppliers (excluding interests that are less than 1% of the outstanding securities of a corporation or equivalent percentage of ownership interests if an unincorporated business);

•	has a consulting or employment relationship in any capacity with a competitor, customer or supplier of the Company; or

•	acquires, directly or indirectly, real property, leaseholds, patents or other property or rights in which the Company has, or the employee, officer or directors knows or has reason to believe at the time of acquisition that the Company is likely to have, an interest.

     The Company’s employees are expected to devote their full-time and attention to the Company’s work during regular business hours and for whatever additional time may be required. Outside business activities can easily create conflicts of interest or diminish productivity and effectiveness. For these reasons, employees should avoid outside business activities that divert their time and talents from the Company’s business. Though the Company encourages professional activities and community involvement, if compensation is received for such efforts, special care must be taken not to compromise duties owed to the Company. Employees are expected to disclose to management the nature of any such gainful activity.

     In addition, prior to seeking any election or appointment to public office that may affect the employee’s position with the Company in any way, the employee must notify his/her supervisor in order to clarify the Company’s position in the event the employee’s candidacy is successful or the appointment is made. Written approval must be obtained from the employee’s immediate supervisor and the next highest supervisory level.

     Subject to the limitations imposed by this Code of Business Conduct, each employee is free to engage in outside activities that do not interfere with the performance of his/her job or otherwise conflict with the Company’s interests. Where activities may be of a controversial or sensitive nature, employees are expected to seek the guidance of the responsible supervisor or the Company’s legal counsel before engaging in such activities. No employee may use his/her Company position or title, or any Company equipment, supplies or facilities, in connection with outside activities, nor may any employee do anything that might infer sponsorship or support by the Company of such activity, unless such use has been approved in writing by the employee’s immediate supervisor and the next higher supervisory level.

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     In all instances where the appearance of a conflict exists, the nature of the conflict must be disclosed to his or her supervisor. Where there is a real or perceived conflict of interest involving a director of the Company, the matter should be referred to the Company’s legal counsel for interpretation and resolution.

Corporate Opportunities

     No employee, officer or director of the Company shall for personal or any other person’s or entity’s gain deprive the Company of any business opportunity for benefit which could be construed as related to any existing or reasonably anticipated future activity of the Company. Employees, officers and directors who learn of any such opportunity through their association with the Company may not disclose it to a third party or invest in the opportunity without first offering it to the Company.

Protecting Company Assets

     Every employee, officer and director has a personal responsibility to protect the assets of the Company from misuse or misappropriation. The assets of the Company include tangible assets, such as products, equipment and facilities, as well as intangible assets, such as intellectual property, trade secrets and business information. The Company’s assets may only be used for business purposes and such other purposes that are approved by the Company. They may never be used for illegal purposes.

Confidential Information

     No employee, officer or director of the Company who is entrusted with information of a confidential or proprietary nature shall disclose that information outside the Company, either during or after service with the Company, except with written authorization of the Company or as may be otherwise required by law. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Such information may include information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures. Confidential information also includes information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential. Employees, officers and directors may not use confidential information for their own personal benefit or the benefit of persons or entities outside the Company.

Compliance with Laws

     The Company requires its employees, officers and directors to comply with all applicable laws and regulations in countries where the Company does business. Violation of domestic or foreign laws and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. To assure compliance with applicable laws and regulations, the Company has established various policies and procedures, including those relating to employment with the

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Company contained in the Company’s Employee Policy Manual. Employees have an obligation to comply with these policies and procedures and to promptly alert management of any deviation from them.

     Legal compliance is not always intuitive. In order to comply with the law, employees, officers and directors must strive to know the law. At a minimum, individuals must learn enough about national, state and local laws that affect the Company to spot potential issues and to obtain proper guidance on the right way to proceed. This means, for example, that employees whose day-to-day work is directly affected by particular laws have a responsibility to understand them well enough to recognize potential problem areas and to know when and where to seek advice. When there is doubt as to the lawfulness of any proposed activity, advice should be sought from the Company’s legal counsel.

     Employees are strongly encouraged, and indeed have an obligation to, raise concerns promptly when they are uncertain as to the proper legal course of action or they suspect that some action may violate the law. The earlier a potential problem is detected and corrected, the better off the Company will be in protecting against harm to the Company’s business and reputation.

     Described below are summaries of certain legal obligations and policies that are particularly important to our business and reputation. Further information on any of these matters may be obtained from the Company’s legal counsel.

                     Insider Trading

     No employee, officer or director may trade in securities while in possession of material, inside information or disclose material inside information to third parties (“tipping”). Material inside information is any information that has not reached the general marketplace and is likely to be considered important by investors deciding whether to trade in the Company’s securities (e.g., earnings estimates, significant business investments, mergers, acquisitions, dispositions and other developments, expansion or curtailment of operations, and other activity of significance). Using material inside information for trading, or tipping others to trade, is both unethical and illegal.

     Accordingly, no employee, officer or director of the Company may: (a) trade securities of the Company or any other company while in possession of material inside information with respect to that company; (b) recommend or suggest that anyone else buy, sell, or hold securities of any company while the employee is in possession of material inside information with respect to that company (this includes formal or informal advice given to family, household members and friends); and (c) disclose material inside information to anyone, other than those persons who need to know such information in order for the Company to properly and effectively carry out its business (e.g., to lawyers, advisers and other Company employees working on the matter). Of course, where material inside information is permitted to be disclosed, the recipient should be advised of its non-public nature and the limitations on its use. Any questions as to whether information is material on nonpublic should be directed to the Company’s legal counsel.

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                     Impermissible Payments

     The Company strictly prohibits giving anything of value, directly or indirectly, to a governmental official, agent or employee anywhere in the world in consideration for such official’s, agent’s or employee’s assistance or influence (including the failure by such individual to perform his/her official duty), the purpose of which is to obtain favored treatment with respect to any aspect of the Company’s business. Under no circumstance is it acceptable for any employee, officer or director to offer, give, solicit or receive any form of bribe, kickback, payoff, or inducement.

     As a United States entity, the Company is also subject to the Foreign Corrupt Practices Act, which makes it illegal for companies and individuals to make, or offer to make, payment, directly or indirectly, to foreign governmental officials for the purposes of obtaining, retaining or directing business. Other countries have adopted similar legislation. Though in limited situations small “facilitation” payments to foreign government officials may be permissible if they are intended to expedite the routine performance of legitimate duties, this area is not always clear, and the situation must be discussed with the Company’s legal counsel prior to any action being taken. Any question as to whether a gift or payment would be considered improper under the Company’s guidelines or national or foreign laws, must be discussed with the Company’s legal counsel.

                     Political Contributions and Activities

     In the United States, Federal and many state laws prohibit corporations from making political contributions. No direct or indirect political contribution (including the use of Company property, equipment, funds or other assets) of any kind, may be made in name of the Company, or using Company funds, unless the Company’s legal counsel or their designee has certified in writing that such political contribution complies with applicable law. When such permission is given, such contributions shall be by check to the order of the political candidate or party involved, or by such other means as will readily enable the Company to verify, at any given time, the amount and origin of the contribution.

                     Fair Dealing

     Each employee, officer and director should endeavor to deal fairly with the Company’s suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Information about the Company’s competitors must be used in an ethical manner and in compliance with the law. Under no circumstance should information be obtained through theft, illegal entry, blackmail, or electronic eavesdropping, or through employees misrepresenting their affiliation with the Company or their identity. Any proprietary or non-public information about the Company’s competitors should not be used if it is suspected that such information has been obtained improperly.

     Similarly, each employee, officer and director must respect and protect any confidential or proprietary information shared with the Company. This information should not be released without proper authorization and should be used for legitimate business purposes only.

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Employees should not divulge any proprietary information about their former employers, nor shall any other employee ever ask them to.

                     Accounting Practices

     It is the policy of the Company to disclose fully and fairly the financial condition of the Company in compliance with the applicable accounting principles, laws, rules and regulations. All books and records of the Company shall be kept in such a way as to reflect fully and fairly all Company transactions.

                     Duty to Report Violations

     Each employee, officer and director is responsible for reporting to the Company any circumstances that such person believes in good faith may constitute a violation of this Code, as well as other policies, such as those dealing with environmental protection and quality assurance. Suspected policy violations should be reported by letter or telephone to the Company’s legal counsel, the Chairman of the Board, the CEO or the CFO and the Chairman of the Audit Committee of the Board, at the Company’s executive offices, which are located at 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432. The company will investigate any matter so reported and will take any appropriate corrective action.

     No retribution against any individual who report violations of this Code is permitted. However, the reporting of a violation will not excuse the violation itself.

                     Senior Financial Officers and Principal Executive Officer

     The principal financial officer, principal accounting officer and principal executive officer of the company are subject to all of the provisions of this Code in order to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the issuer; and compliance with applicable governmental rules and regulations.

                     Scope

     This Code does not supersede, change or alter the existing Company policies and procedures already in place as stated in the Company’s Employee Policy Manual and communicated to Company employees. Certain policies referred to herein are contained in their entirety in the Company’s Employee Policy Manual.

     No Company policy can provide definitive answers to all questions. If employees have questions regarding any of the goals, or standards discussed or policies referenced in this Code or are in doubt about the best course of action in a particular situation, the employee should refer to the reporting requirements for that goal or standard as stated in the Code, or the reporting requirements for policies as stated in the Company’s Employee Policy Manual and contact the person or party designated.

6-D

     Any waivers of this Code may be made only by the Board of Directors or a Board committee to which such responsibility has been delegated, and any waivers for executive officers or directors must be promptly disclosed to the Company’s shareholders and disclosed on Form 8-K filed with the Securities and Exchange Commission.

7-D

KOGER EQUITY, INC.

ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 21, 2003
9:00 A.M.

BOCA RATON MARRIOTT
5150 TOWN CENTER CIRCLE
BOCA RATON, FLORIDA

Koger Equity, Inc. 225 NE Mizner Blvd., Suite 200 Boca Raton, FL 33432	Proxy

This proxy is solicited by the Board of Directors for use at the Koger Equity, Inc. Annual Meeting of Shareholders on May 21, 2003, and any adjournments thereof.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Item 1.

By signing the proxy, you revoke all prior proxies and appoint Thomas J. Crocker, Victor A. Hughes, Jr. and James C. Teagle, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY # CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 20, 2003.
•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.
•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ke/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 20, 2003.
•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Koger Equity, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò   Please detach here  ò

The Board of Directors Recommends a Vote FOR Item 1.

1.	Election of directors:	01 D. Pike Aloian	05 Victor A. Hughes, Jr.	☐	Vote FOR	☐	Vote WITHHELD
		02 Benjamin C. Bishop, Jr.	06 George F. Staudter		all nominees		from all nominees
		03 Thomas J. Crocker	07 James C. Teagle		(except as marked)
04 David B. Hiley

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL.

Address Change? Mark Box ☐	Indicate changes below:	Date __________________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.